Exhibit 10.15

BLUE ACQUISITION GROUP, INC.

DEL MONTE FOODS COMPANY

P.O. Box 193575

San Francisco, CA 94119-3575

March 8, 2011

Kohlberg Kravis Roberts & Co L.P.

9 West 57th St., Suite 4200

New York, New York 10019

Vestar Capital Partners

245 Park Avenue, 41st Floor

New York, New York 10167

Centerview Partners Management LLC

16 School Street

Rye, New York 10580

AlpInvest Partners Inc.

630 Fifth Avenue, 28th Floor

New York, NY 10111

Re:	Monitoring Agreement

Ladies and Gentlemen:

This letter serves to confirm that Del Monte Corporation (the “Company”), a subsidiary of Del Monte Foods Company, which is a subsidiary of Blue Acquisition Group, Inc. (“Parent”) and an indirect subsidiary of Blue Holdings I, L.P. (“Partners LP”), has engaged Kohlberg Kravis Roberts & Co. L.P. (the “KKR Manager”), Vestar Capital Partners (the “Vestar Manager”), Centerview Partners Management LLC (the “Centerview Manager”; and together with the KKR Manager and the Vestar Manager, the “Sponsor Managers”) and AlpInvest Partners Inc. (the “AlpInvest Manager” and, together with the Sponsor Managers, the “Managers” and each a “Manager”) to provide, and each Manager hereby agrees to provide management, consulting and financial services to the Company and its direct and indirect divisions, subsidiaries, parent entities and controlled affiliates (collectively, the “Company Group”), as follows:

1. The Company has engaged the Managers, and each Manager hereby agrees to accept such engagement, to provide to the Company Group, when and if called upon, such services as mutually agreed by the Managers and the Company, which services may include, without limitation: (i) general executive and management services; (ii) identification, support, negotiation and analysis of acquisitions and dispositions by the Company Group; (iii) support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness; (iv) finance functions, including assistance in the preparation of financial projections and monitoring of compliance with financing agreements; (v) human resources functions, including searching and recruiting of executives, but excluding formulation or promulgation of personnel policies or involvement in personnel decision making; and (vi) other services for the Company Group upon which the Company and the Managers may agree from time to time. Commencing on the date hereof (the “Effective Date”), the Company agrees to pay the Sponsor Managers (or such affiliate(s) as any such Sponsor Manager may designate) an aggregate annual fee (the “Advisory Fee”) in an amount equal to (a) the greater of (i) $6,500,000 and (ii) 1.00% (the “Advisory Fee Percentage”) of “Adjusted EBITDA” (as defined in the Indenture governing the Del Monte Foods Company Senior Notes due 2019) minus (b) the AlpInvest Advisory Fee, payable in quarterly installments in arrears at the end of each fiscal quarter. The Sponsor Managers shall split the Advisory Fee so that each such Sponsor Manager shall receive a portion of the Advisory Fee equal to its Pro Rata Share (as defined below) of such Advisory Fee. Commencing on the Effective Date, the Company agrees to pay the AlpInvest Manager (or such affiliates as the AlpInvest Manager designates) an aggregate annual fee (the “AlpInvest Advisory Fee”) in an amount equal to $250,000, payable in quarterly installments in arrears at the end of each fiscal quarter; provided, that to the extent that the Advisory Fee in any given year, calculated as set forth above, exceeds $6,250,000 (including as a result of an increase in the amount set forth in clause (a)(i)), the AlpInvest Advisory Fee shall be increased by 3.846% of the amount of such excess over $6,250,000 (the “AlpInvest Additional Fee Amount”); provided, further, if no Advisory Fee is paid or payable to the Sponsor Managers (so long as such Advisory Fee is not replaced by an annual fee to be paid to the Sponsor Managers in lieu thereof), then the AlpInvest Manager shall not receive the AlpInvest Advisory Fee or any similar fee and the AlpInvest Manager shall have no right to receive any such fee. The initial Advisory Fee and AlpInvest Advisory Fee shall be pro rated to reflect the portion of the current fiscal quarter that will elapse after the Effective Date. The final quarterly Advisory Fee and AlpInvest Advisory Fee shall be pro rated to reflect the portion of the final quarter prior to the end of the term of this agreement, as applicable. For purposes of this agreement, the term “Pro Rata Share” of a Sponsor Manager shall mean a fraction, the numerator of which is the aggregate number of Limited Partnership Units (as defined in the Partnership Agreement (as defined below)) held by affiliates (or such affiliates’ Permitted Transferees (as defined in the Partnership Agreement)) of such Sponsor Manager and the denominator of which is the total number of Limited Partnership Units held by affiliates (or such affiliates’ Permitted Transferees) of all of the Sponsor Managers outstanding at the time of payment of the Advisory Fee. Each quarterly fee payment shall be paid assuming, whichever is greater, (i) the Advisory Fee is $6,250,000 and the AlpInvest Advisory Fee is $250,000, or (ii) the Advisory Fee and AlpInvest Advisory Fee calculated based on clause (a)(ii) of the definition of Advisory Fee using the prior year’s Adjusted EBITDA. Within ninety days (or such longer period of time reasonably required) after the end of each fiscal year (commencing with the first fiscal year ending after the date of this Agreement), the Company shall certify the Adjusted EBITDA for the preceding fiscal year to the Managers. To the extent that the Adjusted EBITDA as calculated at the end of the fiscal year would result in a greater Advisory Fee for such fiscal year than was paid to the Sponsor Managers in such fiscal year (the excess which should have been paid to the Sponsor Managers, “Sponsor Excess Fee Amount”)

or a greater AlpInvest Advisory Fee than was paid to the AlpInvest Manager in such fiscal year (the excess which should have been paid to the AlpInvest Manager, “AlpInvest Excess Fee Amount”), within ten days (or such longer period of time reasonably required) following the determination of the Adjusted EBITDA for such fiscal year the Company shall pay each Sponsor Manager its Pro Rata Share of the Sponsor Excess Fee Amount and shall pay to the AlpInvest Manager the AlpInvest Additional Excess Fee Amount. To the extent that the Adjusted EBITDA as calculated at the end of the fiscal year would result in a lower Advisory Fee for such fiscal year than was paid to the Sponsor Managers in such fiscal year (the deficiency which should not have been paid to the Sponsor Managers, “Sponsor Deficiency Amount”) or a lower AlpInvest Advisory Fee than was paid to the AlpInvest Manager in such fiscal year (the deficiency which should not have been paid to the AlpInvest Manager, “AlpInvest Deficiency Amount”), then the Company may set off against its obligation to pay the next installment of the Advisory Fee (and subsequent installments if needed to recover such Sponsor Deficiency Amount in full) each Sponsor Manager’s Pro Rata Share of the Sponsor Deficiency Amount and may set off against its obligation to pay the next installment of the AlpInvest Advisory Fee (and subsequent installments if needed to recover such AlpInvest Deficiency Amount in full) the AlpInvest Manager’s AlpInvest Deficiency Amount.

2. From time to time the Sponsor Managers may charge the Company a customary fee (a “Transaction Fee”) for services rendered in connection with securing, structuring and negotiating equity and debt financing, including with respect to any acquisition, divestiture or other transaction, initial public offering, or a debt or equity financing, in each case, by or involving the Company Group. For the avoidance of doubt, the Company Group may, from time to time, after the Effective Date, engage one or more Managers or their affiliates to provide additional investment banking or other financial advisory services in connection with any acquisition, divestiture or similar transaction by the Company Group, in respect of which (i) separate agreements may be entered into and (ii) such Managers or their affiliates may be entitled to receive additional compensation in respect thereof pursuant to such separate agreements. In addition to any fees that may be payable to the Managers under this agreement, the Company shall, or shall cause one or more of its affiliates to, on behalf of itself and the other members of the Company Group (subject to paragraph 3), reimburse the Managers and their affiliates and their respective employees and agents, from to time upon request, for all reasonable out-of-pocket expenses incurred, including unreimbursed out-of-pocket expenses incurred to the date hereof, in connection with this retention, including travel expenses and other disbursements and expenses of any legal, accounting or other professional advisors to the Sponsor Managers or their affiliates. The Sponsor Managers may submit monthly expense statements to the Company or any other member of the Company Group for such out-of-pocket expenses, which statements shall be payable within thirty days. Nothing in this paragraph 2 shall limit any obligations of Partners LP to reimburse any costs and expenses to the Sponsor Managers, their subsidiaries or affiliates as provided in the Amended and Restated Limited Partnership Agreement of Partners LP, dated as of the date hereof, among the parties thereto, as the same may be amended from time to time (the “Partnership Agreement”), or in the Amended and Restated Limited Liability Company Agreement of Blue Holdings GP, LLC, dated as of the date hereof, among the parties thereto.

3. Partners LP, Parent and the Company (on behalf of itself and the other members of the Company Group) hereby acknowledge and agree that the obligations of the

Company under paragraphs 1 and 2 shall be borne jointly and severally by each member of the Company Group.

4. The Company will, and will cause each member of the Company Group to, use its reasonable best efforts to furnish, or to cause their respective subsidiaries and agents to furnish, the Managers with such information (the “Information”) as such Managers reasonably believe appropriate to their engagement hereunder. The Managers will keep the Information confidential in accordance with the confidentiality provisions of the Partnership Agreement. The Company acknowledges and agrees that (i) the Managers will rely on the Information and on information available from generally recognized public sources in performing the services contemplated hereunder and (ii) the Managers do not assume responsibility for the accuracy or completeness of the Information or such other information.

5. Partners LP, Parent and the Company (on behalf of itself and the other members of the Company Group) hereby acknowledge and agree that the services provided by the Managers hereunder are being provided subject to the terms of the Indemnification Agreement, dated as of the date hereof, between Partners LP, Blue Holdings GP, LLC, Parent, the Company and the Managers (as the same may be amended from time to time, the “Indemnification Agreement”).

6. Any advice or opinions provided by the Managers may not be disclosed or referred to publicly or to any third party (other than the Company Group’s legal, tax, financial or other advisors), except with the prior written consent of the Managers.

7. The Company hereby grants the Managers and their affiliates a non-exclusive license to use the Company’s trademarks and logos, solely in connection with describing the Managers’ relationship with the Company and the other members of the Company Group.

8. Each Manager shall act as an independent contractor, with duties solely to the Company Group. The provisions hereof shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided that (i) neither this agreement nor any right, interest or obligation hereunder may be assigned by any party, whether by operation of law or otherwise, without the express written consent of the other parties hereto and (ii) any assignment by a Manager of its rights but not the obligations under this agreement to any entity directly or indirectly controlling, controlled by or under common control with such Manager shall be expressly permitted hereunder and shall not require the prior written consent of the other parties hereto. Nothing in this agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this agreement. Without limiting the generality of the foregoing, the parties acknowledge that nothing in this agreement, expressed or implied, is intended to confer on any present or future holders of any securities of the Company or its subsidiaries or affiliates, or any present or future creditor of the Company or its subsidiaries or affiliates, any rights or remedies under or by reason of this agreement or any performance hereunder.

9. This agreement shall be governed by and construed in accordance with the internal laws of the State of New York. Each of the parties hereby agrees that any action or proceeding arising out of this agreement or the transactions contemplated hereby shall be brought in the federal or state courts sitting in the County of New York, in the City of New York, New York, and each of the parties hereby consents to submit itself to the personal jurisdiction of such courts in any such action or proceeding, and hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

10. All notices and other communications provided for hereunder shall be in writing and shall be sent by first class mail, telex, telecopier or hand delivery:

If to Partners LP:

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th St., Suite 4200

New York, New York 10019

Attention: Simon Brown

Facsimile: (212) 750-0003

and

c/o Vestar Capital Partners V, L.P.

c/o Vestar Capital Partners

245 Park Avenue

41st Floor

New York, New York 10167

Attention: Brian K. Ratzan and Steven Della

Rocca

Facsimile: 212-808-4922

and

c/o Centerview Partners, L.P.

c/o Centerview Partners

16 School Street

Rye, New York 10580

Attention: David Hooper

Facsimile: (914) 921-4816

with copies to: (which shall not constitute notice)	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Marni Lerner, Esq. Facsimile: (212) 455-2502

If to Parent or the Company:	Del Monte Foods Company P.O. Box 193575 San Francisco, CA 94119-3575 Attention: General Counsel Facsimile: 415-247-3263

with copies to: (which shall not constitute notice)	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Marni Lerner, Esq. Facsimile: (212) 455-2502
If to the KKR Manager:	Kohlberg Kravis Roberts & Co. L.P. 9 West 57th St., Suite 4200 New York, New York 10019 Attention: Simon Brown Facsimile: (212) 750-0003
with a copy to: (which shall not constitute notice)	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Marni Lerner, Esq. Facsimile: (212) 455-2502
If to the Vestar Manager:	Vestar Capital Partners 245 Park Avenue, 41st Floor New York, New York 10167
with a copy to: (which shall not constitute notice)	Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attention: Michael Movsovich Facsimile: (212) 446-6460
If to the Centerview Manager:	Centerview Partners Management LLC 16 School Street Rye, New York 10580 Attention: David Hooper Facsimile: (914) 921-4816
with a copy to: (which shall not constitute notice)	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Attention: Marilyn Sobel Facsimile: (212) 757-3990

If to the AlpInvest Manager:	AlpInvest Partners Inc. 630 Fifth Avenue, 28th Floor New York, NY 10111 Attention: Iain Leigh Dennis Ever Evert Vink Facsimile: (212) 332 6241

with a copy to: (which shall not constitute notice)	Ropes & Gray LLP 3 Embarcadero Center San Francisco, CA 94111-4006 Facsimile number: (415) 315-4873 Attention: Howard S. Glazer or to such other address as any of the above shall have designated in writing to the other above. All such notices and communications shall be deemed to have been given or made (i) when delivered by hand, (ii) five business days after being deposited in the mail, postage prepaid or (iii) when telecopied, receipt acknowledged.

11. This agreement shall continue in effect from year to year unless amended or terminated by the consent of all of the parties hereto. In addition, the Company may terminate this agreement with respect to any Manager by delivery of a written notice of termination to such Manager at any time after such Manager and its affiliates no longer hold any partnership interests in the Partnership LP; provided that in the event of such a termination the Company shall pay in cash to each such Manager all unpaid Advisory Fees (or AlpInvest Advisory Fees, as the case may be) payable to such Manager hereunder and all expenses due under this agreement to such Manager with respect to periods prior to the termination date. In addition, (i) in connection with the consummation of a Change of Control (as defined in the Partnership Agreement), the Company may terminate this agreement by delivery of a written notice of termination to the Managers and (ii) immediately following the consummation of an Initial Public Offering (as defined in the Partnership Agreement), this agreement shall automatically terminate unless the Company, by delivery of a written notice to the Managers prior to such consummation, otherwise elects to continue this agreement in full force and effect. In the event of a termination of this agreement pursuant to the immediately preceding sentence, the Company shall upon such termination pay in cash (A) to each Sponsor Manager (i) all unpaid Advisory Fees payable to such Sponsor Manager hereunder and all expenses due under this agreement to such Manager with respect to periods prior to the termination date, plus (ii) the net present value (using a discount rate equal to the yield as of such termination date on U.S. Treasury securities of like maturity based on the times such payments would have been due) of the Advisory Fees that would have been payable with respect to the period from the termination date through the twelfth anniversary of the Effective Date, or, if terminated following the twelfth anniversary of the Effective Date, through the first anniversary of the Effective Date occurring after the termination date (assuming for such purposes an annual growth in Adjusted EBITDA from the date of termination through such twelfth anniversary consistent with the then prevailing inflationary outlook), any such fees payable pursuant to this clause (ii) to be apportioned so that each Sponsor Manager shall receive a portion of such fees equal to its Pro Rata Share of the aggregate amount of such fees and (B) to the AlpInvest Manager (i) all unpaid AlpInvest Advisory Fees payable to the AlpInvest Manager hereunder with respect to periods prior to the termination date, plus (ii) the net present value (using a discount rate equal to the yield as of such termination date on U.S. Treasury securities of like maturity based on the times such payments would have been due) of the AlpInvest Advisory Fees that would have been payable with respect to the period from the termination date through the twelfth anniversary of the Effective Date, or, if terminated following the twelfth anniversary of the Effective Date, through the first anniversary of the Effective Date occurring after the termination date (assuming for such purposes that the AlpInvest Advisory Fee for such periods is in the same amount as the AlpInvest Advisory Fee as in effect at the date of termination).

12. Each party hereto represents and warrants that the execution and delivery of this agreement by such party has been duly authorized by all necessary action of such party.

13. If any term or provision of this agreement or the application thereof shall, in any jurisdiction and to any extent, be invalid and unenforceable, such term or provision shall be ineffective, as to such jurisdiction, solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any remaining terms or provisions hereof or affecting the validity or enforceability of such term or provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this agreement invalid or unenforceable in any respect.

14. Each party hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the retention of the Managers pursuant to, or the performance by the Managers of the services contemplated by, this agreement.

15. It is expressly understood that the foregoing paragraphs 2, 3, 5, 6, 9 - 11, and paragraphs 13 - 17, in their entirety, survive any termination of this agreement.

16. Except in cases of fraud, gross negligence or willful misconduct, none of the Managers, their respective affiliates or any of their respective employees, officers, directors, managers, partners, consultants, members, stockholders or their respective affiliates shall have any liability of any kind whatsoever to any member of the Company Group for any damages, losses or expenses (including, without limitation, special, punitive, incidental or consequential damages, lost profits and interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors) with respect to the provision of services hereunder. Each of Partners LP, Parent and the Company (on behalf of itself and the other members of the Company Group), by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no person other than the Managers shall have any obligation hereunder and that it has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against, any former, current or future director, officer, manager, agent, consultants, affiliate or employee of the Managers (or any of their successors or permitted assignees), against any former, current or future general or limited partner, member or stockholder of the Manager (or any of its successors or permitted assignees) or any affiliate thereof or against any former, current or future director, officer, agent, consultants, employee, affiliate, general or limited partner, stockholder, manager or member of any of the foregoing (collectively, the “Manager Affiliates”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Partners LP or Parent against the Manager Affiliates, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise.

17. This letter agreement, the Partnership Agreement and the Indemnification Agreement contain the complete and entire understanding and agreement between the Managers and the Company with respect to the subject matter hereof and supersede all prior and contemporaneous understandings, conditions and agreements, whether written or oral, express or implied, in respect of the subject matter hereof. The Company acknowledges and agrees that neither Manager makes any representations or warranties in connection with this letter agreement or its provision of services pursuant hereto. The Company agrees that any acknowledgment or agreement made by the Company in this letter agreement is made on behalf of the Company and the other members of the Company Group.

18. This agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding agreement among us.

Very truly yours,

DEL MONTE CORPORATION

By:	/s/ Richard L. French
Name: Richard L. French
Title: Senior Vice President, Treasurer, Chief Accounting Officer and Controller

BLUE ACQUISITION GROUP, INC.

By:	/s/ Simon Brown
Name: Simon Brown
Title: President and Chief Executive Officer

BLUE HOLDINGS I, L.P.

By:	BLUE HOLDINGS GP, LLC, its general partner

By:	/s/ Simon Brown
Name: Simon Brown
Title: President and Chief Executive Officer

Monitoring Agreement – Signature Page

AGREED TO AND ACCEPTED BY:

KOHLBERG KRAVIS ROBERTS & CO. L.P.

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Member

VESTAR CAPITAL PARTNERS

By:	/s/ Brian Ratzan
Name: Brian Ratzan
Title: Managing Director

CENTERVIEW PARTNERS MANAGEMENT LLC

By:	/s/ David Hooper
Name: David Hooper
Title: Partner

ALPINVEST PARTNERS INC.

By:	/s/ Iain Leigh
Name: Iain Leigh
Title: Managing Partner

By:	/s/ Evert Vink
Name: Evert Vink
Title: Chief Legal Officer

Monitoring Agreement – Signature Page